Exhibit 99.2

Polymath Research Inc. and Subsidiary

Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2026 and 2025

Table of Contents

	Page
Unaudited Condensed Consolidated Financial Statements	
Condensed Consolidated Balance Sheets	3
Condensed Consolidated Statements of Operations and Comprehensive Loss	4
Condensed Consolidated Statements of Changes in Stockholders’ Equity	5
Condensed Consolidated Statements of Cash Flows	6
Notes to Unaudited Condensed Consolidated Financial Statements	**7**

Polymath Research Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in USD)

	June 30, 2026 (Unaudited)	December 31, 2025
Assets		
Current assets		
Cash and cash equivalents	$ 1,394,072	$ 4,240,784
Accounts receivable from related party	-	35
Notes receivable from related party	-	290,641
Prepaid expenses and other current assets	310,234	342,907
Total current assets	1,704,306	4,874,367
Noncurrent assets		
Crypto assets, at fair value	10,791,898	16,127,838
Property and equipment, net	1,453	2,078
Investment	-	175,106
Deferred tax asset	346,424	-
Total noncurrent assets	11,139,775	16,305,022
Total assets	$ 12,844,081	$ 21,179,389
Liabilities		
Current liabilities		
Accounts payable	$ 1,847,014	$ 2,077,816
Income tax payable	102,011	302,420
Other current liabilities	4,965	121,706
Deferred revenue	-	-
Total current liabilities	1,953,990	2,501,942
Noncurrent liabilities		
Due to related party	5,340	8,642
Deferred tax liability	-	57,496
Total noncurrent liabilities	5,340	66,138
Total Liabilities	$ 1,959,330	$ 2,568,080
Shareholders' equity		
Common stock - no par value, unlimited shares authorized 10,006,129 issued and outstanding as of June 30, 2026 and December 31, 2025	1	1
Additional paid-in capital	1,307,847	678,704
Retained earnings	9,768,054	18,099,698
Accumulated other comprehensive loss	(191,151)	(167,094)
Total shareholders' equity	10,884,751	18,611,309
Total liabilities and shareholders' equity	$ 12,844,081	$ 21,179,389

The accompanying notes are an integral part of these condensed consolidated financial statements

Polymath Research Inc. and Subsidiary
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(in USD)

	3 Months Ended June 30,		6 Months Ended June 30,	
	2026	2025	2026	2025
Staking revenue	$ 639,389	$ 458,392	$ 1,269,856	$ 1,045,077
White-label revenue	-	24,941	-	48,985
Professional service revenue	-	258,073	-	551,781
Total revenue	639,389	741,406	1,269,856	1,645,843
General and administrative	307,355	246,289	522,579	340,312
Professional fees	754,366	674,626	1,657,920	1,077,406
Payroll expenses	949,459	677,301	1,835,767	1,403,882
Management fee	20,258	165,482	45,401	216,600
Total expenses	2,031,438	1,763,698	4,061,667	3,038,200
Loss from operations	(1,392,049)	(1,022,292)	(2,791,811)	(1,392,357)
Other income (expenses)				
Other income	16,601	105	26,905	3,251
Contribution income	-	33,525,921	-	33,525,921
Realized loss on sale of digital assets	(405,365)	(166,151)	(693,301)	(232,036)
Unrealized loss on digital assets	(3,232,685)	(1,577,638)	(5,475,399)	(9,854,924)
Gain (loss) on disposal of equity investment	336	-	(76,151)	-
Unrealized currency gain	61,248	5,643	67,996	4,569
Total other income (expenses)	(3,559,865)	31,787,880	(6,149,950)	23,446,781
Income (loss) before income taxes	(4,951,914)	30,765,588	(8,941,761)	22,054,424
Income tax benefit	287,544	-	610,117	-
Net income (loss)	$ (4,664,370)	$ 30,765,588	$ (8,331,644)	$ 22,054,424
Comprehensive income (loss)				
Net income (loss)	(4,664,370)	30,765,588	(8,331,644)	22,054,424
Currency translation adjustment	(6,808)	325,916	(24,057)	352,779
Total comprehensive income (loss)	$ (4,671,178)	$ 31,091,504	$ (8,355,701)	$ 22,407,203
Earnings per share				
- Basic	$ (0.47)	$ 3.08	$ (0.83)	$ 2.20
- Diluted	$ (0.47)	$ 2.26	$ (0.83)	$ 1.62
Weighted average number of outstanding shares				
- Basic	10,006,129	10,002,683	10,006,129	10,002,683
- Diluted	10,006,129	13,620,996	10,006,129	13,620,996

Polymath Research Inc. and Subsidiary
Condensed Consolidated Statements of Changes in Stockholders' Equity (Unaudited)
(in USD, except number of shares)

	Common Stock			Additional		Retained Earnings		Accumulated Comprehensive loss		Total Stockholders' Equity
	Shares	Amount		Paid-In Capital						
Balance at December 31, 2025	**10,006,129**	**$**	**1**	**$**	**678,704**	**$ 18,099,698**	**$**	**(167,094)**	**$**	**18,611,309**
Stock-based compensation	-		-		225,593	-		-		225,593
Net income	-		-		-	(3,667,274)		-		(3,667,274)
Other comprehensive loss	-		-		-	-		(17,249)		(17,249)
Balance at March 31, 2026	**10,006,129**	**$**	**1**	**$**	**904,297**	**$ 14,432,424**	**$**	**(184,343)**	**$**	**15,152,379**
Stock-based compensation	-		-		403,550	-		-		403,550
Net income	-		-		-	(4,664,370)		-		(4,664,370)
Other comprehensive loss	-		-		-	-		(6,808)		(6,808)
Balance at June 30, 2026	**10,006,129**	**$**	**1**	**$**	**1,307,847**	**$ 9,768,054**	**$**	**(191,151)**	**$**	**10,884,751**
Balance at December 31, 2024	**10,002,683**	**$**	**1**	**$**	**489,779**	**$ 13,341,126**	**$**	**(582,430)**	**$**	**13,248,476**
Stock-based compensation	-		-		43,890	-		-		43,890
Net income	-		-		-	(8,711,164)		-		(8,711,164)
Other comprehensive income	-		-		-	-		26,863		26,863
Balance at March 31, 2025	**10,002,683**	**$**	**1**	**$**	**533,669**	**$ 4,629,962**	**$**	**(555,567)**	**$**	**4,608,065**
Stock-based compensation	-		-		45,527	-		-		45,527
Net income	-		-		-	30,765,588		-		30,765,588
Other comprehensive income	-		-		-	-		325,916		325,916
Balance at June 30, 2025	**10,002,683**	**$**	**1**	**$**	**579,196**	**$ 35,395,550**	**$**	**(229,651)**	**$**	**35,745,096**

The accompanying notes are an integral part of these condensed consolidated financial statements

Polymath Research Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in USD)

	6 Months Ended June 30,	
	2026	**2025**
Cash flows from operating activities		
Net income (loss)	$ (8,331,644)	$ 22,054,424
Realized loss on sale of digital assets	693,301	232,036
Unrealized loss on digital assets	5,475,399	9,854,924
Loss on disposal of equity investment	76,151	-
Staking revenue	(1,269,856)	(1,045,077)
Contribution income	-	(33,525,921)
Professional services revenue received in POLYX	-	(351,534)
Stock based compensation	629,143	89,417
General and administrative	568	-
Payroll expenses	8,405	130,909
Deferred income taxes	(403,920)	106,444
Net change in non-cash working capital items:		
Accounts receivable	35	166,102
Prepaid expenses	37,014	(1,057,552)
Accounts payable and accrued liabilities	66,727	2,290,301
Income tax payable	(200,409)	141,975
Other liabilities	(9,540)	8,634
Deferred revenue	-	(47,495)
Due to related parties	296	1,194,091
Net cash provided by (used in) operating activities	(3,228,330)	241,678
Cash flows from investing activities		
Sale of digital assets	518,015	411,183
Investments	98,955	(390,390)
Notes receivable	290,641	-
Cash acquired in asset acquisition	-	4,563,037
Purchases of fixed assets	-	-
Net cash provided by (used in) investing activities	907,611	4,583,830
Cash flows from financing activities		
Refund of private placement subscription funds	(111,542)	-
Net cash used in financing activities	(111,542)	-
Net increase (decrease) in cash	(2,432,261)	4,825,508
Effect of foreign currency rate changes on cash	(414,451)	1,562,515
Cash and cash equivalents, beginning of period	4,240,784	539,739
Cash and cash equivalents, end of period	$ 1,394,072	$ 6,927,762
Supplemental disclosure of non-cash activities		
Transfer of crypto assets	$ -	$ 27,437,939
Transfer of accounts receivable	$ -	$ 244,313
Transfer of intercompany receivable	$ -	$ 800,869
Transfer of amount due from related party	$ -	$ 479,764
Settlement of accounts payable through crypto assets	$ 297,529	$ 1,851,675
Settlement of salaries through crypto assets	$ 8,405	$ 130,909
Settlement of intercompany accounts through crypto assets	$ 3,598	$ 1,410,132

1. Nature of operations

Polymath Research Inc. ("Polymath" or the "Company"), incorporated in Canada on December 4, 2017, is a technology company focused on blockchain-based infrastructure for regulated digital assets and tokenized real-world assets, including software solutions for token issuance, investor management, and related platform services. The Company's registered office is located at 100 King Street West, Suite 5700, Toronto, ON, M5X 1C7. The accompanying unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Polymesh Labs Ltd., a Cayman Islands company, from June 27, 2025, the date on which the Company obtained control.

2. Summary of significant accounting policies

Basis of presentation and preparation

The accompanying unaudited interim condensed consolidated financial statements ("Unaudited Interim Condensed Consolidated Financial Statements") of the Company and its wholly-owned subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for interim financial information and are presented in accordance with the requirements of Regulation S-X, including Article 8 and Article 10, as applicable. Accordingly, these Unaudited Interim Condensed Consolidated Financial Statements do not include all of the information and notes required by GAAP for complete financial statements. These Unaudited Interim Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2025. In the opinion of management, the Unaudited Interim Condensed Consolidated Financial Statements included herein contain all adjustments, including normal recurring adjustments considered necessary to present fairly the Company's financial position, the results of operations and cash flows for the periods presented. All intercompany transactions and accounts have been eliminated in consolidation.

Going concern

The accompanying unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business.

Management has evaluated the Company's ability to continue as a going concern in accordance with ASC 205-40 for the twelve months following the date these financial statements are issued. The Company is in the development phase of its business and has incurred operating losses. At June 30, 2026, the Company held cash and cash equivalents of $1,394,072 and crypto assets measured at fair value of $10,791,898. The Company's available cash is expected to fund approximately four months of forecast operating cash requirements. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans to address these conditions include managing forecast operating cash requirements, its committed obligations, the cash proceeds of approximately $5.1 million receivable on closing of the transaction with TruGolf Holdings, Inc. described in Note 15, and the Company's ability to monetize a portion of its digital asset holdings, which are liquid and unencumbered. The transaction is subject to shareholder approval and other closing conditions; accordingly, its completion is not entirely within management's control. Based on its evaluation of these plans, management believes it is probable that the plans will be effectively implemented and, when implemented, will provide sufficient liquidity for the Company to meet its obligations for at least twelve months from the date these financial statements are issued. Accordingly, management concluded that the substantial doubt about the Company's ability to continue as a going concern has been alleviated.

The Company's ability to continue as a going concern depends on the successful implementation of management's plans and remains subject to risk and uncertainties, including the market price and liquidity of POLYX, the timing of the Company's revenue initiatives, and completion of the TruGolf transaction.

Use of estimates

Preparation of the unaudited interim condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant estimates and assumptions include the fair value of crypto assets, which are subject to significant market price volatility and measured at closing spot prices sourced from active markets at each reporting date; the recognition, measurement, and valuation of current and deferred income taxes, including the assessment of valuation allowances against deferred tax assets; the fair value of stock-based awards issued; the useful lives of long-lived assets; the impairment of long-lived assets; the identification and valuation of assets acquired in asset acquisitions; the fair value of equity investments measured using quoted market prices; and loss contingency identification and valuation, including assessing the likelihood of adverse outcomes from positions, claims, and disputes, recoveries of losses recorded, and associated timing. Actual results and outcomes may differ from management's estimates and assumptions due to risks and uncertainties. To the extent that there are material differences between these estimates and actual results, the unaudited interim condensed Consolidated Financial Statements will be affected. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.

Foreign currency translation

The Company's presentation currency is the U.S. dollar. The functional currency of the Company's Canadian operations is the Canadian dollar. Assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the average exchange rates for the reporting period, unless exchange rates fluctuate significantly. The resulting translation adjustments are recognized in accumulated other comprehensive loss as a separate component of shareholders' equity.

Foreign currency transaction gains and losses arise from transactions denominated in a currency other than an entity's functional currency and from the remeasurement of related monetary assets and liabilities at period-end exchange rates. These gains and losses are recognized in the unaudited interim condensed consolidated statements of operations in the period in which they arise. Unrealized foreign currency gains and losses recognized in earnings primarily relate to the remeasurement of foreign currency-denominated monetary assets and liabilities outstanding at the reporting date.

Recently issued accounting pronouncements not yet adopted

On November 4, 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures ("ASU 2024-03"). ASU 2024-03 amends ASC 220, Comprehensive Income, to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is evaluating the impact of adopting the standard on the unaudited interim condensed Consolidated Financial Statements.

In September 2025, the FASB issued ASU No. 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. This ASU modernizes the accounting for software costs that are accounted for under Subtopic 350-40 and improves the operability of the guidance by removing all references to software development project stages so that the guidance is neutral to different software development methods, including methods that entities may use to develop software in the future. The amendments in this update are effective for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the potential impact of this adoption on its unaudited interim condensed consolidated financial statements.

Segment reporting

The Company has one reportable segment. The Company reports segment information in a manner consistent with how the Chief Operating Decision Maker ("CODM") assesses performance and allocates resources. The Company's Chief Executive Officer functions as the CODM and reviews the operating results of the business on a consolidated basis.

The measures of segment profit or loss that the CODM uses to assess performance and make resource allocation decisions are operating income and net income. These measures are reported on the same basis as in the unaudited interim condensed Consolidated Statements of Operations. The significant segment expense categories regularly provided to the CODM are consistent with the expense captions presented in the unaudited interim condensed Consolidated Statements of Operations.

The CODM is not regularly provided with discrete information about segment assets and does not use segment asset information in assessing performance or allocating resources. Accordingly, segment asset disclosures are not presented.

Revenue recognition

Revenue is recognized when control of the promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled in exchange for those goods or services. The Company applies the guidance in ASC 606, *Revenue from Contracts with Customers*, to contracts that are within the scope of that guidance. The Company's revenues comprise three streams: Staking, White Label Revenue, and Professional Services.
Staking revenue

Staking revenue is earned through the Company's participation in the Polymesh blockchain network using proof-of-stake consensus technology. The Company operates validators that participate in the network's consensus mechanism and, in return, receives rewards in the form of POLYX tokens.

The Company has concluded that staking rewards are outside the scope of *ASC 606, Revenue from Contracts with Customers,* because the Polymesh blockchain network does not meet the definition of a customer. Accordingly, the Company recognizes staking revenue when it obtains control of the awarded POLYX tokens, which occurs when the rewards are transferred to a digital wallet controlled by the Company. Staking revenue is measured based on the fair value of the POLYX tokens on the date control is obtained.

Upon initial recognition, the awarded POLYX tokens are recorded as crypto assets. The crypto assets are subsequently measured at fair value in accordance with ASC 350-60, Intangibles - Goodwill and Other - Crypto Assets, with changes in fair value recognized in net income.

White label revenue

White label revenue is earned through licensing the Polymath Token Studio Platform (the "Platform") to third-party customers who deploy the Platform under their own brand. The Platform is licensed for an annual term. The Company considers the license of the Platform to be a single performance obligation that is satisfied ratably over the license term, as the customer simultaneously receives and consumes the benefit of access to the Platform throughout the period.

The transaction price is the contractual license fee agreed with the customer. Revenue is recognized on a straight-line basis over the annual license term, commencing on the date the Platform is made available to the customer. Where a customer prepays the full annual fee prior to the commencement or during the license term, the unamortized portion of the consideration received is recorded as deferred revenue on the unaudited interim condensed consolidated balance sheet and recognized into revenue as the performance obligation is satisfied. White label revenue is within the scope of ASC 606.

Professional services revenue

Professional services revenue is earned from providing technology development, back-office support and consulting services to customers. Fees for professional services are generally based on time incurred at agreed contractual rates (hourly or monthly). The Company evaluates whether such services are distinct from other promised goods or services in the contract. When the services are distinct, the Company accounts for them as a separate performance obligation.

Revenue from professional services is recognized over time as services are performed, as the customer simultaneously receives and consumes the benefit of the Company's performance. The transaction price is determined at the engagement level based on contractual rates. For arrangements billed based on time incurred, the Company applies the right-to-invoice practical expedient because the invoiced amount corresponds directly with the value transferred to the customer.

Cash and cash equivalents

Cash and cash equivalents include cash and interest-bearing highly liquid investments, such as money market funds, held at financial institutions and asset managers, cash on hand that is not restricted as to withdrawal or use with an initial maturity of three months or less, and cash held in accounts at venues. Venues include other crypto asset trading platforms that hold money transmitter licenses and payment processors.

Funds held at financial institutions

Cash and cash equivalents are primarily placed with financial institutions which are of high credit quality, primarily in highly liquid, highly rated instruments which are uninsured.

Funds held at trading venues, payment processors, and clearing brokers

The Company holds cash at trading venues, payment processors, and clearing brokers, and performs a regular assessment of these venues as part of its risk management process.

USDC

USDC is a stablecoin redeemable on a one-to-one basis for U.S. dollars.

Crypto assets held for operations

The Company may receive crypto assets as a form of payment for transaction revenue, blockchain rewards, custodial fee revenue, and other subscriptions and services revenue, which are recorded in Crypto assets held for operations in the unaudited interim condensed Consolidated Balance Sheets when received. Crypto assets received as a form of payment are converted to cash or used to fulfill expenses, primarily blockchain rewards, nearly immediately. Crypto assets held for operations are initially recorded at the transaction price of the crypto assets at initial recognition and are subsequently remeasured at fair value at the end of each reporting period, with changes in fair value recognized in Gains on crypto assets held for operations, net in the unaudited interim condensed Consolidated Statements of Operations. Realized gains and losses from disposals are calculated using the specific identification method. Fair value is measured using quoted crypto asset prices within the Company's principal market at the time of measurement. Gains and losses are influenced by the volume and mix of crypto assets received and used, and the timing of the turnover of these crypto assets. Cash flows from crypto assets held for operations are recorded as net changes in operating assets and liabilities in the unaudited interim condensed consolidated statements of cash flows.

Risk and uncertainties

The Company's business, operating results, and financial condition are subject to risks and uncertainties associated with the adoption of blockchain technology, the development of digital asset markets, and the evolving regulatory environment governing digital securities and tokenized assets.

The Company is dependent upon the continued availability, functionality, security, and market acceptance of the blockchain infrastructure utilized in its operations, including the Polymesh blockchain and related technology ecosystem. Any significant disruption, degradation in performance, security vulnerability, governance dispute, decline in adoption, or other adverse development affecting such blockchain infrastructure could impair the Company's ability to provide services to customers and could adversely affect its business, financial condition, and results of operations.
In addition, the blockchain and digital asset industries have experienced significant market volatility, reduced access to capital, failures of market participants, and changing investor sentiment. Although the Company does not primarily operate as a cryptocurrency trading platform or digital asset custodian, adverse developments in the broader digital asset ecosystem may negatively impact customer activity, investment in tokenization initiatives, and overall demand for the Company's technology solutions. Management continuously monitors developments in the blockchain, digital asset, and regulatory environments and evaluates their potential impact on the Company's business. However, the ultimate effect of these risks and uncertainties on the Company's future operating results and financial condition cannot be reasonably estimated at this time.

Investments

The Company holds strategic investments, which are included in non-current assets in the unaudited interim condensed consolidated balance sheets. The Company's strategic investments primarily include equity investments in companies where the Company (1) holds less than 20% ownership in the entity, and (2) does not exercise significant influence. These investments are recorded at cost and are remeasured at fair value at the end of each reporting period.

Fair value measurements

The Company measures certain assets and liabilities at fair value. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

- **Level 1**: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

- **Level 2**: Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

- **Level 3**: Inputs that are generally unobservable and typically reflect management's estimate of assumptions that market participants would use in pricing the asset or liability.

The following table summarizes the Company's financial assets measured at fair value on a recurring basis by level within the fair value hierarchy as of June 30, 2026:

Assets measured at fair value	Level 1	Level 2	Level 3	Total
Crypto assets	$ 10,791,898	$ -	$ -	$ 10,791,898

The following table summarizes the Company's financial assets measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2025:

Assets measured at fair value	Level 1	Level 2	Level 3	Total
Crypto assets	$ 16,127,838	$ -	$ -	$ 16,127,838
Equity investments	175,106	-	-	175,106
Total	**$ 16,302,944**	**$ -**	**$ -**	**$ 16,302,944**

Advertising and marketing

The Company expenses advertising and marketing costs as incurred. Such costs consist primarily of employee compensation, third-party consulting fees, promotional activities, and travel-related expenditures incurred in connection with marketing and business development activities. For the six months ended June 30, 2026 and 2025, the Company incurred advertising and marketing costs of $183,506 and $150,476, respectively.

Stock-based compensation

The Company maintains an equity incentive plan to award certain employees and consultants.

The Company has previously granted stock options with contractual periods of up to five years and at prices determined by the Board. Stock options were granted to employees, directors, advisors, and consultants. The exercise price of an option shall not be less than 100% of the estimated fair value of the underlying shares on the date of grant. Stock options generally vest over four years at a rate of 25% upon the anniversary of the issuance date, with the remaining options vesting quarterly thereafter, except for certain director grants that vested quarterly over 12 months.

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes Option-Pricing Model. The model requires management to make a number of assumptions, including the fair value and expected volatility of the Company's underlying common stock price, expected life of the option, risk-free interest rate, and expected dividend yield, which are calculated as follows:

- The fair value of the underlying stock is the fair value of the Company's common stock on the date of grant.
- The expected stock price volatility assumption is based on the historical volatility of a representative group of publicly traded peer companies. Prior to the availability of sufficient trading history, a weighted average of the historical stock price volatility of comparable companies from a representative peer group was used.
- The Company uses historical exercise information and contractual terms of options to estimate the expected term.
- The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury zero coupon bonds with terms consistent with the expected term of the award at the time of grant.
- The expected dividend yield assumption is based on the Company's history and expectation of no dividend payouts.

Stock-based compensation expense for stock options is recorded on a straight-line basis over the requisite service period. The Company has elected to account for forfeitures of awards as they occur, with previously recognized compensation reversed in the period that the awards are forfeited.

Management fee

The Company has engaged Hamble ("Hamble" or the "Manager") to provide investment management and staking administration services with respect to the Company's digital asset holdings. Hamble is a related party due to common operational and beneficial control. Specifically, one of the Company's co-founders is a significant shareholder of Hamble and exercises voting and investment discretion over Hamble. Under the arrangement, the Manager is entitled to a management fee equal to 15% of only the Polymath staking revenue (not for Polymesh) earned on the Company's digital assets and are recognized as incurred as an operating expense in the period in which the related staking revenue is earned. For the six months ended June 30, 2026 and 2025, the Company incurred management fees of $45,401 and $216,600, respectively. As of June 30, 2026 and December 31, 2025, amounts payable to Hamble were $5,340 and $8,642, respectively.

Termination Benefits

Termination benefits consist of severance payments provided to eligible employees upon termination of employment and are recognized as an operating expense when incurred. Severance paid through payroll was C$122,798 ($86,416.61) for the six months ended June 30, 2026.

Income taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the periods in which the temporary differences are expected to reverse or carryforwards are expected to be realized.

Deferred tax assets are recognized to the extent that it is more likely than not that such assets will be realized. In assessing the realizability of deferred tax assets, management considers all available positive and negative evidence, including projected future taxable income, the reversal of existing temporary differences, carryback potential where permitted under applicable tax laws, and prudent tax-planning strategies. If it is determined that it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is established. Conversely, if circumstances change and management determines that deferred tax assets are more likely than not to be realized, the related valuation allowance is reduced. Any resulting adjustment is recognized in income tax expense in the period of the change.

We recognize the benefit of an uncertain tax position only when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority based on its technical merits. The amount of benefit recognized is measured as the largest tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the taxing authority. Unrecognized tax benefits are adjusted as facts and circumstances change, including changes in tax laws or regulations, administrative or judicial interpretations, new information obtained during tax examinations, or the resolution of tax audits. Changes in the recognition or measurement of uncertain tax positions are recognized in income tax expense in the period in which the change occurs. Interest and penalties associated with uncertain tax positions are recognized as a component of income tax expense in the unaudited interim condensed consolidated statements of income.

Earnings per share

Basic earnings per share (“EPS”) is computed using the weighted-average number of outstanding shares of common stock during the period. Diluted EPS is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of incremental shares issuable upon the assumed exercise of stock options.

3. Loan receivable from a related party

On March 3, 2025, the Company entered into a loan agreement with AnalytixInsight to provide a demand term loan in a principal amount $277,251. The loan bears interest at the Royal Bank of Canada prime rate plus 1.0% per annum and matures on the earlier of demand by the Company or March 3, 2026. AnalytixInsight is a related party due to common ownership and management participation. Key management personnel of the Company served as director of AnalytixInsight Inc. In addition, the Company has ownership interest of less than 10% AnalytixInsight.

As of June 30, 2026 the loan receivable has already matured and as of December 31, 2025, the outstanding principal balance of the loan receivable was $277,251 and accrued interest receivable was $13,390. The loan receivable is included in current assets in the unaudited interim condensed consolidated balance sheets. Interest income is recognized over the term of the loan using the effective interest method. Interest income recognized for the six months ended June 30, 2026 and 2025 was $21,479 and $66, respectively.

4. Prepaid expenses and other current assets

Other current assets consist of the following:

		June 30, 2026		December 31, 2025
HST receivables	$	187,581	$	123,145
Prepaid expenses		114,313		121,274
Other receivables		3,964		4,109
Other receivables - related party		4,376		94,379
	$	310,234	$	342,907

Harmonized sales tax (HST) receivables represent amounts recoverable from the Canada Revenue Agency in connection with the Company's operating activities. Management expects the balance to be recovered within one year. Accordingly, HST receivables do not meet the definition of a financial asset subject to the Current Expected Credit Loss ("CECL") model under ASC 326.

HST receivables are instead evaluated for collectability under ASC 450, *Contingencies*. As of June 30, 2026 and December 31, 2025, management has concluded that no loss contingency is probable. The Canada Revenue Agency (CRA) is considered a sovereign counterparty with negligible credit risk, and the Company has not received any reassessment, denial of ITCs, or other indications that the recorded amounts will not be realized. Although the CRA review process may extend over multiple periods, management believes the full amount of the HST receivables are recoverable based on the nature of the underlying claims and the Company's historical experience with CRA settlements. Accordingly, no allowance for doubtful accounts has been recorded for the HST receivables as of June 30, 2026 and December 31, 2025.

As of June 30, 2026, the Company's GST/HST returns for January 1, 2020 to December 31, 2022 remain under audit by the Canada Revenue Agency. The Company's corporate income tax balance for 2024 is the subject of a payment arrangement with the Canada Revenue Agency.

5. Crypto assets

The following table summarizes the fair value of crypto assets held:

	June 30, 2026			December 31, 2025		
	Quantity	**Cost basis**	**Fair value**	**Quantity**	**Cost basis**	**Fair value**
Polymesh	310,230,576	38,134,877	$10,791,857	290,586,785	$37,020,909	$16,127,795
Ethereum	0	6	3	0	6	6
USDC	37	37	38	37	37	37
Total	**310,230,613**	**38,134,920**	**$10,791,898**	**290,586,822**	**$37,020,952**	**$16,127,838**

The Company's significant crypto asset holdings consist primarily of POLYX tokens. In addition to fair value balances, management monitors the quantity of units held as part of its treasury, staking, and custody oversight processes.

The following table provides a reconciliation of crypto assets held, including additions from staking rewards, purchases, dispositions, fair value changes, and crypto assets acquired as part of the asset acquisition with Polymesh Association:

		Six months ended June 30, 2026		December 31, 2025
Beginning balance	$	16,127,838	$	17,123,813
Additions (1)		1,704,862		4,546,471
Dispositions (2)		(1,438,721)		(3,954,356)
Acquisitions through asset acquisition		-		27,437,939
Foreign currency translation adjustment		566,619		(235,970)

Net gain (loss) recognized in earnings		(6,168,700)		(28,790,059)
Ending balance	**$**	**10,791,898**	**$**	**16,127,838**

(1) Additions primarily represent staking rewards, purchases, and crypto assets received in settlement of receivables or other transactions
(2) Dispositions primarily represent sales, transfers, or crypto assets used to settle obligations

The Company determines the fair value of its crypto assets using quoted prices for identical assets in active markets that the Company can access. Fair value is measured using the quoted spot price in the Company's principal market at the close of business on each reporting date. Since the valuation is based on observable quoted prices in active markets for identical assets, the measurements are classified as Level 1 within the fair value hierarchy under ASC 820, Fair Value Measurement.

Crypto assets within the scope of ASC 350-60, *Intangibles - Goodwill and Other -Crypto Assets*, are measured at fair value at each reporting date, with changes in fair value recognized in net income. The Company recognizes both realized and unrealized gains and losses on crypto assets within "Net gain (loss) on crypto assets" in the unaudited interim condensed consolidated statements of operations. Realized gains and losses from disposals are calculated using the specific identification method.

The carrying value of the Company's crypto assets is subject to changes in market prices. As of June 30, 2026, a hypothetical 10% change in the quoted market price of POLYX, holding all other factors constant, would have changed the fair value of the Company's POLYX holdings by approximately $1.08 million.

The Company holds its crypto assets in digital wallets and accounts that are either self-custodied or maintained with third-party custodians and exchanges. As of June 30, 2026 and December 31, 2025, the Company's crypto assets were not pledged as collateral. Certain crypto assets may be subject to customary transfer timing or unbonding periods when staked; however, the Company did not have any material restrictions on the use of its crypto assets as of June 30, 2026 and December 31, 2025. The Company maintains controls over access to private keys and custodial accounts designed to safeguard these assets.

The following table summarizes net gains (losses) on crypto assets recognized in earnings:

	June 30, 2026	June 30, 2025
Realized gain (loss) on disposition of crypto assets	$ (693,301)	$ (232,036)
Unrealized gain (loss) from fair value remeasurement	(5,475,399)	(9,854,924)
Net gain (loss) on crypto assets	**$ (6,168,700)**	**$ (10,086,960)**

6. Investment

During the year ended December 31, 2025, the Company purchased 12,000,000 common shares of AnalytixInsight at 0.01 Canadian dollar per share for total consideration of $89,257. The Company's ownership interest is less than 10% over AnalytixInsight. Accordingly, the investment is accounted for under ASC 321, *Investments - Equity Securities*, as an equity security with a readily determinable fair value and is measured at fair value at each reporting date, with changes in fair value recognized in net income. As of December 31, 2025, the quoted market price of AnalytixInsight was 0.02 Canadian dollar per share, resulting in a fair value of $175,106 and an unrealized gain of $85,849 for the year ended December 31, 2025.

AnalytixInsight is considered a related party due to common ownership and management participation. Transactions with AnalytixInsight were conducted in the normal course of business and include loan receivable, equity investments, and other receivables. Management believes the terms of these arrangements are consistent with those that would have been negotiated with unrelated parties.

During the six months ended June 30, 2026, the Company disposed of its investment in AnalytixInsight and recognized a loss on disposal of $76,151.

7. Income taxes

The Company calculates its interim income tax provision using an estimated annual effective tax rate applied to year-to-date ordinary income. Due to significant uncertainty in forecasted earnings, management determined that a reliable estimate of the annual effective tax rate could not be made during the quarter. Accordingly, the Company used the actual year-to-date effective tax rate as the best estimate of the annual effective tax rate in accordance with ASC 740-270.

Income tax benefit for the six months ended June 30, 2026 was $610,117, representing an effective tax rate of 6.82%. The Company's effective tax rate differed from the applicable statutory tax rate of 26.50%, primarily due to the impact of income earned in foreign jurisdictions subject to tax rates different from the applicable statutory rate.

Management continues to evaluate the realizability of its deferred tax assets. No material changes to the valuation allowance were recorded during the six months ended June 30, 2026.

8. Capital stock

Authorized

The Company is authorized to issue an unlimited number of voting and non-voting common shares with no par value.

Issued and outstanding

Common shares issued and outstanding as of June 30, 2026 and December 31, 2025 were 10,006,129, respectively.

9. Stock-based compensation

The Company maintains a stock option plan under which it may grant stock options to purchase up to 4,200,000 common shares. Shares subject to stock options that expire, are forfeited, cancelled, or otherwise terminate without being exercised generally become available for future grants under the plan. As of June 30, 2026 and December 31, 2025, the Company had 1,626,246 and 3,181,630 stock options outstanding, respectively.

The following is a summary of stock options activity:

	Options Outstanding	Weighted-average exercise price
Balance at December 31, 2025	3,181,630	$1.04
Issued	700,000	$4.71
Exercised	-	-
Forfeited and cancelled	(2,255,384)	$0.69
Balance at June 30, 2026	1,626,246	$3.10
Exercisable at June 30, 2026	560,214	$1.13

The forfeitures and cancellations include 1,953,350 vested options and 302,034 unvested options, and were accounted for in accordance with the Company's stock option plan and share-based compensation policy.

The following is a summary of stock options outstanding as at June 30, 2026:

Expiry date	Options outstanding	Weighted-average exercise price	Weighted-average remaining contractual term (years)
8/15/2027	335,792	$0.35	1.1
4/27/2028	100,000	$0.65	1.8
1/31/2029	265,400	$4.71	2.6
9/26/2029	25,000	$4.13	3.2
11/1/2029	200,054	$1.08	3.3
2/3/2031	600,000	$4.71	4.6
2/23/2031	50,000	$4.71	4.7
4/6/2031	50,000	$4.71	4.8
Total	**1,626,246**	**$3.10**	**3.2**

The weighted-average assumptions used in the Black-Scholes Option-Pricing Model used to calculate the fair value of options granted were as follows:

	June 30, 2026	December 31, 2025
Expected dividend yield	0%	0%
Expected share price volatility	121%	121%
Risk-free interest rate	2.72%-3.09%	2.73%
Expected life of the options	5 years	5 years

10. Earnings per share

The Company computes earnings per share ("EPS") in accordance with ASC 260, *Earnings Per Share*. Basic EPS is calculated by dividing net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted, or otherwise resulted in the issuance of common stock. Potentially dilutive securities include outstanding stock options. Diluted EPS is computed using the treasury stock method for stock options, which assumes that the proceeds received upon exercise are used to repurchase shares of common stock at the average market price during the period.

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	6 months ended June 30, 2026	**6 months ended June 30, 2025**
Numerator:		
Net income attributable to common shareholders	($8,331,644)	$22,054,424
Denominator:		
Weighted average common shares outstanding - basic	10,006,129	10,002,683
Effect of dilutive securities:		
Incremental shares from stock options	-	3,618,313
Weighted average common shares outstanding – diluted	10,006,129	13,620,996
Earnings per share:		
Basic	($0.83)	$2.20
Diluted	($0.83)	$1.62

11. Other comprehensive loss

Other comprehensive loss consists solely of foreign currency translation adjustments arising from the translation of the Company's Canadian-dollar functional currency operations into the Company's U.S. dollar presentation currency.

The following table presents the changes in accumulated other comprehensive loss:

	June 30, 2026	December 31, 2025
Beginning balance	$ (167,094)	$ (582,430)
Foreign currency translation adjustment	(24,057)	415,336
Ending balance	**$ (191,151)**	**$ (167,094)**

12. Commitments and contingencies

Tax regulation

Current tax rules related to crypto assets are evolving and require significant judgments to be made in interpretation of the law, including but not limited to the areas of income tax, information reporting, value added taxes, digital services tax, transaction level taxes and the withholding of tax at source. Further, it is possible that additional legislation or guidance may be issued by U.S. and non-U.S. governing bodies that may differ significantly from the Company's practices or interpretation of the law, which could have unforeseen effects on the Company's financial condition and results of operations, and accordingly, the Company is unable to determine an estimate of the possible loss or range of loss beyond amounts already accrued. As a result, the Company may have exposure to additional tax liabilities that could have an adverse effect on the Company's operating results and financial condition.

Litigation

From time to time the Company is involved in claims, lawsuits, regulatory inquiries and other proceedings arising in the ordinary course of business. Management evaluates such matters under ASC 450 and records a liability when a loss is probable, and the amount can be reasonably estimated.

Employment claims: Three former employees have commenced claims in the Ontario Superior Court of Justice relating to the termination of their employment, seeking damages of C$425,000 ($299,085), C$500,000 ($351,865) and C$1,200,000 ($844,476), respectively. The C$425,000 ($299,085) claim was settled subsequent to the period end, as described in Note 15; the Company has recorded an accrual of C$110,249 ($77,586) as of June 30, 2026 in respect of that matter. The C$1,200,000 ($844,476) claim was commenced in May 2026 and the Company disputes these claims and intends to defend them. For the remaining matters, management has recorded accruals of C$175,000 ($123,153) where a loss is probable and estimable; the aggregate reasonably possible loss in excess of amounts accrued is not expected to exceed C$250,000 ($175,932).

Claim by former legal counsel: A former legal advisor to the Company has commenced an action for unpaid fees of C$620,636 ($436,760). The Company disputes the amount of the accounts and has commenced a review of those accounts before the Supreme Court of British Columbia. Amounts management considers probable and estimable are included in accounts payable as of June 30, 2026.

Wind-up costs. Under the asset purchase agreement described in Note 15, Polymesh Labs Ltd. is responsible for the costs of winding up Polymesh Association. An accrual of $71,000 was recorded as of December 31, 2025, and management expects the total costs to approximate the amount accrued.

Tax matters. The Company's GST/HST returns for January 1, 2020 to December 31, 2022 remain under audit by the Canada Revenue Agency, as described in Note 4. The Company's corporate income tax balance for 2024 is the subject of a payment arrangement with the Canada Revenue Agency.

13. Asset acquisition

On June 27, 2025, Polymesh Labs Ltd. ("PLL"), a wholly owned subsidiary of the Company, entered into an asset purchase agreement (the "APA") with Polymesh Association, a Swiss not-for-profit association (the "Association"), pursuant to which PLL acquired substantially all assets relating to the Polymesh blockchain business.

The acquired assets included cash and cash equivalents, POLYX and other digital assets, receivables, an intercompany loan receivable, prepaid assets, intellectual property, information technology systems, contractual rights, books and records, goodwill associated with the Polymesh name, and other assets used in the operation of the Polymesh network. No material liabilities of the Association were assumed by PLL.

The stated purchase consideration consisted of $1 Canadian dollar in cash. The Association did not receive an ownership interest in PLL or the Company and did not obtain any other ownership, governance, revenue-sharing, licensing or similar economic rights in connection with the transfer.

The Company determined that the acquired set did not meet the definition of a business under ASC 805, *Business Combinations*. The Company further determined that the transfer was principally a nonreciprocal transaction because the Association did not receive commensurate value in exchange for the assets transferred. Accordingly, the transaction was accounted for as a contribution received under ASC 958-605, *Not-for-Profit Entities - Revenue Recognition*. The identifiable assets received were recognized at their estimated fair values as of the transfer date. The excess of the fair value of the assets received over the nominal consideration paid was recognized as contribution income in the unaudited interim condensed consolidated statement of operations. No goodwill, bargain-purchase gain under ASC 805-30, or contribution to additional paid-in capital was recognized. The accounting memorandum supporting this conclusion identifies total assets received of $33,525,922 and resulting contribution income of $33,525,921.

The estimated fair values of the assets received were as follows:

Assets received	**Fair value**
Cash	$ 4,563,037
Accounts receivable	244,313
Intercompany loan receivable	800,869
POLYX held in operating wallets	24,328,405
POLYX held for market-making activities	1,265,559
USDC and other stablecoin holdings	1,843,975
Due from related party	479,764
Total identifiable assets received	**33,525,922**
Less: nominal cash consideration	**(1)**
Contribution income recognized	**$ 33,525,921**

Certain individual digital-asset amounts presented above have been aggregated or adjusted for immaterial rounding to reconcile to the total acquisition-date fair value. The contribution income was presented within other income in the unaudited interim condensed consolidated statement of operations for the year ended December 31, 2025.

Under the APA, PLL and/or its parent agreed to continue operating the Polymesh business and to provide an appropriate level of investment in support of total value locked ("TVL") on the Polymesh blockchain. The APA specifies target TVL amounts of $300 million for calendar year 2025 and $1 billion for calendar year 2026. The transfer documents also require PLL to continue the Polymesh business in all material respects in substantially the same manner as it was operated before closing, unless market conditions require otherwise.

As of June 30, 2026, the calendar-year 2025 TVL target had not been achieved. Management concluded that the TVL requirements and continuing-operation provisions constitute post-closing operating covenants rather than conditions precedent to the transfer. Based on the terms of the APA and management's legal assessment, failure to achieve the stated TVL targets does not automatically require PLL to return the transferred assets or repay their fair value to the Association.

Accordingly, the Company did not defer any portion of the contribution income and did not recognize a liability equal to the fair value of the assets received. The Company continues to evaluate its compliance with the post-closing covenants and the contractual consequences, if any, of not meeting the stated targets. A liability will be recognized if the Company determines that an enforceable obligation has been incurred and the amount can be reasonably estimated. Achievement of the TVL targets depends on factors including adoption of the Polymesh network, token-market conditions, participation by network validators and ecosystem partners, regulatory developments, and other factors that may be outside the Company's control.

Digital assets within the scope of ASC 350-60 are subsequently measured at fair value at each reporting date, with changes in fair value recognized in earnings. Receivables are subsequently accounted for under the applicable financial-instrument guidance, including the expected-credit-loss requirements of ASC 326. Prepaid assets are expensed over the periods in which the related services are received. Transaction-related legal and professional fees were expensed as incurred and were not material to the unaudited interim condensed consolidated financial statements.

14. Related party transactions

Related parties include those entities and individuals that have the ability to control or exercise significant influence over the Company in making financial or operational decisions, and entities that are controlled, jointly controlled, or significantly influenced by them. In the course of its normal business activities, the Company has routine transactions with the Polymath Group. These transactions are conducted on normal market terms and are recorded at their exchange amounts.

The Company entered into transactions with AnalytixInsight, a related party under common ownership and management influence. The following table presents the related balances:

	June 30, 2026	December 31, 2025
Notes receivable (including accrued interest receivables)	$ -	$ 290,641
Other receivables	4,376	94,379
Equity investment	-	175,106
Due to related party	5,340	8,642

The Company entered into transactions with Hamble, a related party for staking administration and investment management services. The following table presents the related fee:

	6 months ended June 30, 2026	6 months ended June 30, 2025
Management fee	$ 45,401	$ 216,600

15. Subsequent events

The Company has evaluated subsequent events through October 5, 2026, the date these unaudited interim condensed consolidated financial statements were available to be issued.

Acquisition agreement with TruGolf Holdings, Inc: On August 17, 2026, the Company entered into an acquisition agreement with TruGolf Holdings, Inc. ("TruGolf") and its wholly owned Canadian subsidiary, pursuant to which the Company and the subsidiary will amalgamate under the Canada Business Corporations Act, with the amalgamated entity becoming a wholly owned subsidiary of TruGolf. On closing, shareholders of the Company will receive shares of TruGolf common stock and Series C convertible preferred stock, and holders of the Company's stock options will receive TruGolf stock options, in each case determined under the agreement. Concurrently with closing, TruGolf will complete the first tranche of a Series B financing of $2,700,000 ($2,605,500 net of placement fees), which is to be funded within ten days of closing, and $2,500,000 of TruGolf cash is to be allocated to the Company's operations. Two further tranches totaling $3,500,000 are conditional. The transaction is subject to TruGolf shareholder approval and other closing conditions and is expected to close on or before October 16, 2026. No adjustments have been recorded in these financial statements in respect of this transaction.

Settlement of employment claim: On August 31, 2026, the Company settled a claim by a former employee for C$100,249 ($70,548), payable in instalments between September and November 2026, together with C$10,000 ($7,038) of the plaintiff's legal costs. As the conditions giving rise to the settlement existed as of June 30, 2026, the Company has recorded an accrual of C$110,249 ($77,586) as of that date. The C$1,200,000 ($844,476) claim was amended in August 2026 to add the Company's subsidiary, Polymesh Association, an entity related to a director, and a director as defendants, and to add a claim for an oppression remedy under the Business Corporations Act (Ontario).

Amended statement of claim: On August 5, 2026, a former officer amended his claim against the Company to add the Company's subsidiary, Polymesh Association, an entity related to a director, and a director as defendants, and to add a claim for an oppression remedy. The Company disputes the claim. No accrual has been recorded, as a loss is not considered probable and estimable.

Nasdaq correspondence: On August 24, 2026, TruGolf received a letter from Nasdaq regarding continued listing requirements. TruGolf intends to submit a compliance plan that contemplates completion of the transaction described above.

Related party agreements: On August 17, 2026, the board approved an advisory agreement between Polymesh Labs Ltd. and an entity related to a director of the Company, under which advisory services will be provided, and an indemnification agreement with that entity and that director.

Departure of officer: The Company's Interim Chief Executive Officer and Chief Technology Officer will cease employment on October 12, 2026. The Company and the officer have agreed terms of separation, including modification of the exercise period of his outstanding stock options. The incremental stock-based compensation, if any, will be recognized in the period of modification.

Payment under grant agreement: The final payment of $500,000 under the Company's alliance and grant agreement is payable on the earlier of closing of the TruGolf transaction and September 30, 2026.